Exhibit 99.1

CVR ENERGY ENTERS INTO TRANSACTION AGREEMENT WITH CARL ICAHN

Agreement Provides Additional Protections for CVR Energy Stockholders and Would Permit

Icahn’s Tender Offer to Close if He Achieves Majority in Tender, Including His Shares

CVR Energy Announces Updated Financial Information

SUGAR LAND, TX (April 19, 2012) – CVR Energy, Inc. (NYSE: CVI), a refiner and marketer of petroleum fuels and a majority owner of CVR Partners, LP (NYSE:UAN), a nitrogen fertilizer producer, today announced that it has signed a transaction agreement with Carl C. Icahn and certain entities under his control that would permit Mr. Icahn to complete his tender offer for $30 in cash per share plus a “contingent cash payment” right (CCP), if he obtains a majority of the shares. The agreement also provides important protections for CVR Energy stockholders. The Board initiated negotiations with Mr. Icahn after CVR Energy stockholders recently indicated their support for a near-term transaction at $30 per share plus the CCP.

The Board is not recommending that stockholders tender into Mr. Icahn’s offer and continues to believe CVR Energy’s potential long-term value exceeds $30 per share. But the Board also understands, based on the results of Mr. Icahn’s tender offer on April 2, that many of the Company’s stockholders may prefer to realize value in the near term and would consider the offer, as revised, an attractive near-term alternative. Accordingly, the Board has decided to permit CVR Energy stockholders to determine whether or not they wish to sell their shares at the price offered by Mr. Icahn.

If a majority of shares (taking into account those already owned by Mr. Icahn) are not tendered into his offer, Mr. Icahn will terminate his offer and his pending proxy contest for control of the CVR Energy Board of Directors.

Transaction Structure

The transaction agreement provides that:

•

Mr. Icahn will amend his existing tender offer within the next three business days to eliminate or reduce certain conditions to the offer and will extend the expiration date until 10 business days after the date of such amendment.

•

At the end of this 10-business day period, if the shares tendered into the revised offer represent more than a majority of the outstanding shares when added to those shares already owned by the Icahn entities (meaning approximately 36 percent of the company’s outstanding shares tender into the offer), Mr. Icahn will be permitted to complete his offer.

•

If the offer is completed, Mr. Icahn has agreed to immediately provide a subsequent 10-business day offering period during which stockholders who did not initially tender but do not wish to be stockholders in the company after the change of control could tender any remaining outstanding shares for the same offer price plus the CCP.

•

If at any time Mr. Icahn owns 90% of the outstanding shares, he will complete a short-form merger under Delaware law pursuant to which all remaining outstanding shares will be cancelled in exchange for receiving the same per share consideration as paid in the tender offer plus the CCP.

Whether Mr. Icahn buys a stockholder’s shares during the tender offer period or during the subsequent offering period or as part of the short form merger, such stockholder will receive $30 in cash plus a CCP right.

During the tender offer period, the company will be permitted to seek alternative acquisition proposals but will not be permitted to terminate the agreement with Mr. Icahn. Mr. Icahn has also agreed to continue to seek alternative acquisition proposals, with the assistance of nationally recognized investment bankers, for 60 days beginning promptly after he completes his acquisition of majority control of the company. Mr. Icahn also has committed to accept any cash offer at a price equal to or greater than $35 per share, net of investment banking fees, during that period. In the event of any subsequent sale, CVR Energy stockholders will receive additional consideration in accordance with the terms of the CCP.

Agreement Includes Additional Stockholder Protections

The agreement, as structured, contains several protections for stockholders that did not exist in Mr. Icahn’s initial tender offer, including:

•

Reduced conditionality to the offer: The transaction agreement eliminates or reduces many of the conditions to Mr. Icahn’s offer and increases the certainty of closing should the minimum tender percentage be reached.

•

Subsequent offering period: Minority stockholders who do not tender in the initial offer period but who would prefer not to be stockholders in a company controlled by Mr. Icahn will have an additional opportunity to sell their shares.

•	No forced sale: Stockholders will not be forced to sell their shares unless Mr. Icahn acquires 90% of the outstanding shares.

•

Back-end merger: If Mr. Icahn acquires more than 90% of the outstanding shares as a result of the tender offer or the subsequent offering period, he is required to complete a merger transaction whereby all remaining stockholders will receive the same per share consideration that they would have received if they had tendered those shares into the offer.

•

Potential upside from a future sale: Stockholders who tender or whose shares are cancelled and paid out in the short-form merger may receive additional consideration pursuant to the CCP if the company is subsequently sold.

CVR Provides Additional Financial Information

CVR Energy today also announced preliminary results for the first quarter ended March 31, 2012. Preliminary estimated sales for the quarter were $1.8 billion to $2.1 billion compared to $1.167 billion for the three months ended March 31, 2011. Preliminary estimated operating income for the quarter was between $140 million and $150 million compared to operating income of $109.6 million for the first quarter ended March 31, 2011. Results for the quarter were impacted by several factors, including increases in crack spreads and beneficially wider crude oil differentials, a shorter-than-planned turnaround at the Coffeyville refinery and strong operating results from the Wynnewood refinery for the first full quarter of operations as part of CVR Energy.

Coffeyville and Wynnewood both benefited from a positive operating environment. The average NYMEX 2-1-1 crack spread increased 17 percent from $23.49 for the fourth quarter of 2011 to $27.53 for the first quarter of 2012. During the quarter, the Coffeyville refinery turnaround was completed ahead of schedule and under budget. The refinery was fully operational by late March and is operating at approximately 117,000 barrels per day of crude throughput as of April 17, 2012.

The first quarter of 2012 represented the first full quarter of operating our Wynnewood refinery since acquiring it in December 2011. Our technical expertise has already aided us in enhancing refinery operations as we increased refinery capacity and optimized product yields with little incremental capital. For the quarter the refinery averaged approximately 58,000 barrels per day of crude throughput after the impact of a maintenance-related partial refinery shutdown during the second half of January. The refinery was restored to full operations in early February and is running crude throughput of approximately 69,000 barrels per day as of April 17, 2012. Since acquiring the asset, synergies are on track to be greater than initially estimated driven by stronger crude throughput, beneficially wider crude oil differentials and enhanced unit rates and yields. Wynnewood has also aided us in increasing our gathering business where we have added 7,000 bpd in capacity.

Detailed documents describing the revised offer, the agreement with Mr. Icahn and the company’s position will be made available to stockholders by early next week and will contain additional information about the company’s financial performance and prospects.

Forward Looking Statements

This news release may contain forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These risks and uncertainties may include, but are not limited to, (1) the failure of the tender offer to be consummated in accordance with its terms, (2) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreement, (3) the failure of Mr. Icahn and his affiliates to comply with their obligations under the agreement or the tender offer, (4) the outcome of any legal proceedings that may be instituted against one or both of Mr. Icahn and his affiliates or the Company in connection with the transaction agreement or the tender offer, (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction, (6) the risk that actual results from the first quarter of 2012 may differ from the preliminary results contained in this news release; and (7) the risk factors and other disclosures included in our Annual Report on Form 10-K for the year ended Dec. 31, 2011, and any subsequently filed quarterly reports on Form 10-Q. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof.

About CVR Energy, Inc.

Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses operate independent refining assets in Coffeyville, Kan. and Wynnewood, Okla. with more than 185,000 barrels per day of processing capacity, a marketing network for supplying high value transportation fuels to customers through tanker trucks and pipeline terminals, and a crude oil gathering system serving Kansas, Oklahoma, western Missouri, southwestern Nebraska and Texas. In addition, CVR Energy subsidiaries own a majority interest in and serve as the general partner of CVR Partners, LP, a producer of ammonia and urea ammonium nitrate, or UAN, fertilizers.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. CVR Energy, Inc. (“CVR Energy”) understands that IEP Energy LLC and Icahn Enterprises Holdings L.P., as well as other entities affiliated with Carl C. Icahn described in this news release (collectively, the “Offeror Parties”), intend to file an amendment to their Tender

Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”). In response to the tender offer (as amended) commenced by the Offeror Parties, CVR Energy filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission (“SEC”). In addition, in connection with the agreement described in this news release CVR Energy intends to amend its Solicitation/Recommendation Statement on Schedule 14D-9 and file such amendment with the SEC. CVR ENERGY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ CVR ENERGY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (AS AMENDED), INCLUDING THE FORTHCOMING AMENDMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14D-9 (as amended), as well as any other documents filed by CVR Energy, for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “Investor Relations” section of the Company’s website at www.cvrenergy.com or by writing to CVR Energy at 2277 Plaza Drive, Suite 500, Sugar Land, Texas, 77479, Attn: Senior Vice President, General Counsel and Secretary.

In addition, CVR Energy may file a definitive proxy statement with the SEC for the 2012 annual meeting of stockholders. If so, the definitive proxy statement will be mailed to stockholders of CVR Energy. CVR ENERGY STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by CVR Energy through the web site maintained by the SEC at www.sec.gov and in the “Investor Relations” section of the Company’s website at www.cvrenergy.com. If the short-form merger described in this press is consummated, the 2012 annual meeting of stockholders will not take place.

Certain Information Regarding Participants

CVR Energy, its directors and certain of its executive officers may be deemed to be participants under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of CVR Energy’s directors and executive officers in CVR Energy’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, and its proxy statement for the 2011 Annual Meeting, which was filed with the SEC on April 20, 2011. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any definitive proxy statement and other relevant materials to be filed with the SEC if and when they become available.

For further information, please contact:

Investor Relations:	Media Relations:

Ed Morgan	Angie Dasbach
CVR Energy, Inc.	CVR Energy, Inc.
281-207-3388	913-982-0482
Or	MediaRelations@CVREnergy.com
Jay Finks	Or
CVR Energy, Inc.	Tom Johnson or Chuck Burgess
281-207-3588	Abernathy MacGregor Group
InvestorRelations@CVREnergy.com	212-371-5999
Or
Larry Dennedy
MacKenzie Partners
212-929-5500